EXHIBIT 5.01



ANN TAYLOR


Jocelyn F.L. Barandiaran
Senior Vice President/General
Counsel/Secretary




November 23, 1999


AnnTaylor Stores Corporation
AnnTaylor, Inc.
142 West 57th Street
New York, New York  10019

Re:   AnnTaylor Stores Corporation and AnnTaylor, Inc.
      Registration Statement on Form S-3
      Registration Nos. 333-86955 and 333-86955-01


Ladies and Gentlemen:

      I am Senior Vice President, General Counsel and Secretary of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), and AnnTaylor, Inc., a Delaware corporation (the "Subsidiary Guarantor"), and am delivering this opinion in connection with the Registration Statement on Form S-3 of the Company and the Subsidiary Guarantor (Registration Nos. 333-86955 and 333-86955-01) filed by the Company and the Subsidiary Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 13, 1999 and Amendment No. 1 thereto, filed with the Commission on November 23, 1999 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), relating to the registration (i) by the Company of $199,072,000 aggregate principal amount at maturity of its Convertible Subordinated Debentures due 2019 (the "Debentures"), (ii) by the Subsidiary Guarantor of its guarantee (the "Guarantee") of the Debentures on a subordinated basis, and (iii) by the Company of the shares of common stock, par value $.0068 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Debentures and certain other securities described below.

      The Debentures and the Guarantee were issued pursuant to an indenture, dated as of June 18, 1999 (the "Indenture"), between the Company, the Subsidiary Guarantor and The Bank of New York, as trustee.

      This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

      In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Certificate of Incorporation and By-laws of the Company and the Subsidiary Guarantor, as amended to date, (ii) the Registration Statement,
(iii) the applicable resolutions of the Boards of Directors of the Company and the Subsidiary Guarantor, (iv) a specimen certificate evidencing the Common Stock, (v) a specimen certificate evidencing the Debentures, (vi) the Indenture filed as an exhibit to the Registration Statement and (vii) the Purchase Agreement, dated June 18, 1999, among the Company, the Subsidiary Guarantor and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Banc of America Securities LLC, as initial purchasers. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Subsidiary Guarantor and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

      In my examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Company or the Subsidiary Guarantor, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon certificates, statements and representations of officers, trustees and other representatives of the Company, the Subsidiary Guarantor and others.

      I am admitted to the Bar in the State of New York and express no opinion as to the laws of any other jurisdiction except the General Corporation Law of the State of Delaware.

      Based upon and subject to the foregoing, I am of the opinion that the shares of Company Common Stock initially issuable upon conversion of the Debentures have been duly authorized and reserved for issuance upon conversion and, if and when issued upon conversion of the Debentures, will be validly issued, fully paid and nonassessable shares of Company Common Stock.

      I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading "Legal Matters" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


            Very truly yours,

            /s/  JOCELYN F.L. BARANDIARAN